EXHIBIT 24(C)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We have issued our report dated February 23, 1993, accompanying the financial statements of American Blind Factory, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON


Detroit, Michigan
January 27, 1994